Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-131114 and No. 333-166842 on Form S-3 and No. 333-33165, No. 333-122502, No. 333-149069, No. 333-163808, and No. 333-175775 on Form S-8 of our reports dated December 8, 2011, relating to the consolidated financial statements and financial statement schedule of Hutchinson Technology Incorporated, and the effectiveness of Hutchinson Technology Incorporated’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Hutchinson Technology Incorporated for the year ended September 25, 2011.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
December 8, 2011